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Exhibit (a)(1)(D)
Notice of Withdrawal

NOTICE OF WITHDRAWAL OF
TENDER OF ORIGINAL WARRANTS
PURSUANT TO THE AMENDED AND RESTATED OFFER TO EXCHANGE DATED MAY 9, 2006

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 5:00 P.M. (PDT), ON JUNE 12, 2006,
UNLESS THE OFFER IS EXTENDED*

To:
iVOW, Inc.
11455 El Camino Real, Suite 140
San Diego, CA 92130
Attn: Richard M. Gomberg
Vice President of Finance, Chief Financial Officer and Secretary

DELIVERY OF THIS NOTICE OF WITHDRAWAL OF TENDER TO AN ADDRESS OTHER
THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE TO A NUMBER
OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

        I previously received a copy of iVOW, Inc.'s (the "Company") Amended and Restated Offer to Exchange, dated May 9, 2006, and any amendments thereto (the "Offer to Exchange"). I elected to participate in the Program, delivered an executed Election to Participate and tendered my Original Warrants (and/or an Affidavit of Loss).

        I hereby irrevocably withdraw that tender and reject the offer to exchange my Original Warrants.

        I understand that by rejecting the offer, I will not receive Exchanged Warrants pursuant to the offer, and the Company will return to me the Original Warrants. I waive any right to receive any notice of the acceptance of this Notice of Withdrawal.

        All capitalized terms used but not defined herein shall have the meanings ascribed to the Offer to Exchange.

Date: , 2006
(Signature of Warrant Holder)
(Name of Signatory)
(Title, if Warrant Holder is not a natural person)
Telephone:
Fax:

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any withdrawal of tender will be determined by the Company in its discretion, which determination shall be final and binding on all parties. The Company reserves the right to reject any or all Notices to Withdrawal that the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the offer and any defect or irregularity in the withdrawal of any tendered warrants, and the Company's interpretation of the terms of the offer (including these instructions) will be final and binding on all parties. No withdrawal of tender will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with withdrawals of tender must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in withdrawals of tender, and no person will incur any liability for failure to give any such notice.

        IMPORTANT: THIS NOTICE OF WITHDRAWAL OF TENDER MUST BE RECEIVED BY THE COMPANY ON OR PRIOR TO THE TIME AND DATE OF EXPIRATION OF THE OFFER.

AT 5:00 P.M. (PDT) ON JUNE 12, 2006

**************

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  Exhibit (a)(1)(D) Notice of Withdrawal
NOTICE OF WITHDRAWAL OF TENDER OF ORIGINAL WARRANTS PURSUANT TO THE AMENDED AND RESTATED OFFER TO EXCHANGE DATED MAY 9, 2006 THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M. (PDT), ON JUNE 12, 2006, UNLESS THE OFFER IS EXTENDED
DELIVERY OF THIS NOTICE OF WITHDRAWAL OF TENDER TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.